                                                          Exhibit 10.13

     __________________________________________________________________





                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG


                                AMERIPATH, INC.,


                          DAVID R. BARRON, M.D., INC.,

                              RUTH S. KLEIER, M.D.

                                      AND

                             DAVID R. BARRON, M.D.





                       EFFECTIVE AS OF SEPTEMBER 30, 1996



     __________________________________________________________________

                               TABLE OF CONTENTS


                                                                                                                 PAGE NO.
                                                                                                                 --------
                                                        ARTICLE I

                                                PURCHASE OF CAPITAL STOCK
                                                -------------------------

1.1      Purchase and Sale of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2      The Contingent Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.3      Contingent Issuance of AmeriPath Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                        ARTICLE II

                               REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND RICHFIELD
                               -----------------------------------------------------------

2.1      Corporate Organization, Qualification, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.3      Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.4      Corporate Record Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.5      Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.6      Options and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.7      Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.8      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.9      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.10     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.11     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.12     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.13     True and Complete Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.14     Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.15     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.16     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.17     Compliance with Law and Applicable Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.18     ERISA and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.19     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.20     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.21     Dealings with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.22     Banking Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.23     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.24     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.25     Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
2.26     Accounts Receivable; Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
2.27     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.28     Improper and Other Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.29     Participation in Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

2.30     Health Care Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.31     Financial Condition at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.32     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                       ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                                     -----------------------------------------------

3.1      Corporate Organization, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.3      Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
3.4      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.5      Governmental Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.6      Issuance of AmeriPath Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.7      Health Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.8      Cincinnati Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                                        ARTICLE IV

                                                 COVENANTS OF THE SELLERS
                                                 ------------------------

4.1      Regular Course of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.2      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.3      Capital Changes; Pledges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.4      Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.5      Capital and Other Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.6      Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.7      Other Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.8      Amendments to Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.9      Interim Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.10     Full Access and Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.11     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.12     Breach of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.13     Fulfillment of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE V

                                                COVENANTS OF THE PURCHASER
                                                --------------------------

5.1      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
5.2      Full Access and Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                   ARTICLE VI

                                OTHER AGREEMENTS

6.1      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.2      Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
6.3      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.4      No Solicitation or Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.5      No Termination of Sellers' Obligations by Subsequent Incapacity, Etc.  . . . . . . . . . . . . . . . . . . .  34
6.6      Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.7      Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.8      Deliveries After Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.9      Non-Competition Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.10     Non-disclosure; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
6.11     Rule 144 Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.12     Physician Incentive Program  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.13     Richfield Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.14     338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
6.15     Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
6.16     Miscellaneous Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
6.17     Structural Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                                       ARTICLE VII

                                      CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
                                      ----------------------------------------------
7.1      Representations and Warranties; Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.2      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.3      Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.4      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.5      No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.6      Opinion of Sellers' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.7      Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.8      Delivery of Richfield Share Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.9      Shareholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.10     Subordination Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
7.11     Richfield Charter Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.12     Creditor Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
7.13     Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                                       ARTICLE VIII

                                       CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
                                       --------------------------------------------

8.1      Representations and Warranties; Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.2      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

8.3      Purchase Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
8.4      Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                        ARTICLE IX

                                                         CLOSING
                                                         -------

9.1      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
9.2      Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                        ARTICLE X

                                               TERMINATION AND ABANDONMENT
                                               ---------------------------

10.1     Methods of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
10.2     Procedure Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                        ARTICLE XI

                                            SURVIVAL OF TERMS; INDEMNIFICATION
                                            ----------------------------------

11.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
11.2     Indemnification by the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
11.3     Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
11.4     Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                       ARTICLE XII

                                                 MISCELLANEOUS PROVISIONS
                                                 ------------------------

12.1     Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
12.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
12.3     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
12.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
12.5     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.7     Consent to Jurisdiction; Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.8     Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.10    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.11    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.12    Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.13    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.14    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.15    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
12.16    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                   SCHEDULES

1.1         Sellers; Consideration
1.3         Contingent Stock
2.9(a)      Additional Liabilities
2.9(b)      Liabilities covered by Insurance
2.9(c)      Accounts Payable
2.11        Certain Changes
2.12        Contracts
2.14        Real and Personal Property
2.17(a)     Permits and Licenses
2.17(b)     Jurisdictions Licensed to Provide Health Care
2.18        ERISA, Benefit Plans and Other Matters
2.19        Intellectual Property
2.19(d)     Software
2.20        Environmental Matters
2.21        Affiliated Transactions
2.22        Banking Arrangements
2.23        Insurance
2.24        Consents
2.26        Accounts Receivable
2.28        Improper Payments
2.29        Participation in Audits
2.30(a)     Fraud and Abuse
2.30(b)     Third-Party Payors
2.30(c)     Medicare and Medicaid Compliance
2.30(d)     Rate Limitations and Rates
3.2         Subsidiaries of AmeriPath
6.15        Optionees
7.3         Third Party Consents
7.4         Regulatory Approvals
7.12        Creditor Consents


                                    EXHIBITS

1.2(A)      Form of 7% Non-Negotiable Subordinated Contingent Promissory Note
            (Barron)
1.2(B)      Form of 7% Non-Negotiable Subordinated Contingent Promissory Note
            (Kleier)
2.1         Richfield's Articles of Incorporation, as amended, and By-laws
2.9         Financial Statements
6.6         Form of Employment Agreement for the Sellers
6.15        Grant Agreements
7.6         Opinion of Sellers' Counsel
7.10        Subordination Agreement

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the " Agreement") effective as of 11:59pm on September 30, 1996, by and among AMERIPATH, INC., a Delaware corporation, or its permitted assigns ("AmeriPath" or the "Purchaser"), DAVID R. BARRON, M.D., INC. (d/b/a Richfield Laboratory of Dermatopathology), an Ohio corporation ("Richfield"), RUTH S. KLEIER, M.D., and DAVID R. BARRON, M.D., who, together hold FIFTY (50) shares, without par value, of Richfield (Dr. Barron and Dr. Kleier shall be referred to herein as the "Sellers" and individually as a "Seller").

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Richfield; Richfield, although presently organized as a professional service corporation under Section 1785.01 of the Revised Code of Ohio, will, immediately prior to the closing of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, convert itself to a regular business corporation organized under
Section 1701 of the Revised Code of Ohio;

         WHEREAS, AmeriPath desires to purchase and acquire from each Seller, and each Seller desires to sell, transfer and deliver to AmeriPath, all of the issued and outstanding shares of capital stock of Richfield, pursuant to an election in accordance with Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code"), upon the terms and subject to the conditions set forth herein;

         WHEREAS, although the parties hereto have agreed as to the minimum value of Richfield, they are not able to agree as to the total value of Richfield, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of Richfield as more fully set forth herein; and

         WHEREAS, either (i) prior to the closing of the transactions contemplated by this Agreement, Richfield's articles of incorporation shall be amended to change the name of the corporation to AmeriPath Ohio, Inc. ("AmeriPath Ohio"), and AmeriPath Ohio, upon the closing of the transactions contemplated by this Agreement, shall be and become a wholly-owned subsidiary of AmeriPath; or (ii) following the closing of the transactions contemplated by this Agreement, Richfield will be merged with and into AmeriPath Ohio, Inc. which, prior to the closing of the transactions contemplated by this Agreement, shall be and have become a wholly-owned subsidiary of AmeriPath;

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, the Sellers and Richfield hereby agree, intending to be legally bound, as follows:

                                   ARTICLE I

                           PURCHASE OF CAPITAL STOCK

         1.1     Purchase and Sale of Capital Stock.

                 (a) Subject to the terms and conditions of this Agreement, the Sellers agree to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from the Sellers all of the issued and outstanding capital stock of Richfield (the " Richfield Shares").

                 (b) Upon the sale, transfer and delivery to the Purchaser by the Sellers of the Richfield Shares at the Closing (as such term is defined in Section 9.1 hereof), and in consideration therefor, AmeriPath shall deliver to the Sellers (as set forth on Schedule 1.1 hereto) the following consideration in the aggregate (the "Purchase Price"):

                          (i) FOURTEEN MILLION DOLLARS ($14,000,000.00), by cashier's check or by wire transfer;

                          (ii) Certificates evidencing 153,333 shares of Common Stock, par value $.01 per share, of AmeriPath (the "AmeriPath Stock");

                          (iii) 7% Non-Negotiable Subordinated Contingent Promissory Notes, in the form attached hereto as Exhibit 1.2(A) (with respect to Dr. Barron) and Exhibit 1.2(B) (with respect to Dr. Kleier) (the "Contingent Notes"), in the aggregate maximum principal amount of THREE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($3,650,000.00), the issuance and certain terms and conditions of which Contingent Notes are set forth in Section 1.2 below; and

                          (iv) Up to 200,000 shares of AmeriPath Stock, issuable over five years subject to the satisfaction of certain contingencies, subject to and in accordance with
                 Section 1.3 hereof.

         1.2     The Contingent Notes.

                 (a) Principal Amounts; Issuance. The aggregate maximum principal amount of the Contingent Notes to be issued and delivered by the Purchaser to the Sellers pursuant to Section 1.1(b)(iii) hereof at the Closing shall be THREE MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($3,650,000.00). At the Closing, the Purchaser shall deliver to each of the Sellers a Contingent Note, due on March 31, 2002, which Contingent Note shall be in the form of Exhibit 1.2(A) (with respect to Dr. Barron) and Exhibit 1.2(B) (with respect to Dr. Kleier) hereto. The Contingent Notes shall be due and payable in the applicable principal amount specified in or calculated pursuant to the Contingent Notes and the Annexes to such Contingent Notes (the "Appropriate Principal

         Amount") corresponding to a target range of Operating Earnings (as defined below) or Cumulative Operating Earnings (as defined below), as the case may be, specified in the Contingent Notes and the Annexes thereto, with respect to the fourth quarter of 1996 and each of the five years ending December 31, 1997 through December 31, 2001, if, and only if, (i) with respect to the fourth quarter of 1996, Operating Earnings for such period exceeding $600,000 (the "Quarter Target"), or
         (ii) with respect to the year ending December 31, 1997, Operating Earnings for such year equal or exceed the specified minimum target amount of $2,400,000.00 (the "Year-1 Minimum Target") or, (ii) with respect to the periods ending December 31, 1998, 1999, 2000 and 2001, Cumulative Operating Earnings for such periods equal or exceed $4,800,000.00, $7,200,000.00, $9,600,000.00 and $12,000,000.00,
         respectively (together with the Quarter Target and the Year-1 Minimum Target, as relevant to the applicable period, the " Minimum Targets"). For the fourth quarter of 1996 and each of the years ending December 31, 1997 through December 31, 2001 for which Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the applicable Minimum Target, no principal payment(s) shall be required, due or made under the Contingent Notes, with respect to that period, and any and all interest with respect thereto or accrued thereon, which otherwise would have become due or payable had the applicable Minimum Target been achieved for such period, shall be canceled and voided. Notwithstanding anything to the contrary herein or in the Contingent Notes, the aggregate maximum principal amount due or payable under the Contingent Notes shall not exceed $3,650,000.00.

                 (b)      "Operating Earnings"; "Cumulative Operating
         Earnings".

                          (i) Definition of "Operating Earnings". For purposes hereof (and Section 1.3 and the Contingent Notes), the term "Operating Earnings", with respect to any period, shall mean the income of or attributable to Richfield, which following the Closing shall be a wholly-owned subsidiary of AmeriPath, for the fourth quarter of 1996 or such full twelve month period (i.e., January 1 through December 31), before deduction for (in each case, with respect to Richfield) (i) interest paid in such year, (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any payments made under the Contingent Notes, (iv) deferred compensation payments to Daniel F. Richfield, M.D. and (v) any fees or expenses incurred by Richfield in connection with the transactions contemplated by this Agreement. All such calculations shall be determined in accordance with GAAP (as defined in Section 12.3 hereof). For purposes hereof (the Contingent Notes and the Stock Rights), the Operating Earnings of Richfield shall mean and include the business, operations, contracts, assets and liabilities of Richfield (as such is constituted immediately prior to the Closing), which following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (i) the contracts with hospitals and out-patient facilities in effect from time to time, to which Richfield, prior to the Closing, and the Cincinnati Division (as such term is defined below), following the Closing, is a party, and/or which are serviced by the physicians who from time to time are employed by AmeriPath Ohio and who report to the medical director (the "Medical Director") for AmeriPath Ohio's Cincinnati Division (collectively, such physicians being referred to herein as the "Richfield Pathologists"), and (ii) AmeriPath Ohio's employment of, and employment agreements with, any and all Richfield Pathologists. For purposes hereof (the Contingent Notes and the Stock Rights), the term "Cincinnati Division" shall mean and include the business and operations of AmeriPath Ohio (i.e., the wholly-owned subsidiary of AmeriPath which is the successor in interest, by merger, to Richfield) which, prior to consummation of the transactions contemplated by this Agreement, constituted the business and operations of David R. Barron, M.D., Inc.

                          (ii) Calculation of Operating Earnings. A statement of the Operating Earnings, prepared by AmeriPath senior management, will be delivered to the Sellers as soon as practicable following the end of each period, but in all events within 90 days after the end of each such period. If the Sellers wishes to challenge the calculation of Operating Earnings, he may do so by giving written notice of such objection (the "Objection Notice") to AmeriPath, signed by each Seller, within 20 days after receipt of such statement of Operating Earnings. The Objection Notice shall set forth in reasonable detail the Sellers' calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). If an Objection Notice is so timely delivered to AmeriPath, AmeriPath and the Sellers shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 20 days after receipt by AmeriPath of the Objection Notice from the Sellers, the matter shall be referred to the independent public accounting firm who then audits the annual financial statements of AmeriPath, whose decision shall be final and binding on all parties; provided, however, the Sellers, at their own expense, may refer the matter to another independent public accounting firm knowledgeable in the auditing of medical practices, and the average of the decisions of the two firms shall be the final and binding resolution of the matter. If an Objection Notice is not timely delivered to AmeriPath, and if the statement of Operating Earnings prepared by AmeriPath senior management indicates that the Minimum Target has been met for a given period, then the Appropriate Principal Amount (together with accrued and unpaid interest thereon) of the Contingent Notes with respect to such period shall be paid within five (5) days after the earlier of the end of the 20-day period within which the Sellers are entitled to deliver an Objection Notice, or receipt by AmeriPath of notice from each Seller that she or he accepts the calculation of Operating Earnings. If the Sellers object to the calculation of Operating Earnings for the purpose of determining compliance with this Section, the Appropriate Principal Amount of the Contingent Notes for such period shall be paid within five (5) days after resolution of the dispute with respect to such calculation to the extent, and solely to the extent, that such resolution indicates that the Minimum Target has been exceeded for such period.

                          (iii) Cumulative Operating Earnings. For purposes hereof, the term "Cumulative Operating Earnings" shall mean and include, with respect to the periods ending December 31, 1998, 1999, 2000 and 2001, the Operating Earnings of Richfield, on a cumulative basis, from January 1, 1997 through the end of such period (e.g., the Cumulative Operating Earnings for the period ending December 31, 1998 shall equal the Operating Earnings, on a cumulative basis, from January 1, 1997 through December 31, 1998 (i.e., two full years of Operating Earnings would be included)).

                          (iv) Adjustments; Limitations. For purposes of calculating Operating Earnings (and, as relevant, Cumulative Operating Earnings) hereunder, the expenses associated with Richfield may include costs, expenses and charges relating to management, billing or other services provided by AmeriPath or its Affiliates (as such term is defined in Section 12.3 hereof) to the extent both (i) such services are provided to or for the benefit of the Cincinnati Division and (ii) the price or amount charged or allocated with respect to such services is based upon the fair market value thereof and is competitive with the price or amount that would be charged for such services by a Person not affiliated with the Purchaser on an arms'-length, negotiated basis.

                          (v) Reports. Within thirty (30) days following the end of each calendar month during each of the five (5) annual periods to which the Contingent Notes relate, AmeriPath, at its sole cost and expense, shall send or cause to be sent to each of the Sellers unaudited profit and loss statements for each such calendar month and the annual period to date then ended evidencing the calculation of the Operating Earnings (and, with respect to each annual period beginning after December 31, 1997, the Cumulative Operating Earnings, as the case may be, with respect to such month and such annual period to date and the period commencing on October 1, 1996, and ending on the last day of such calendar month.

                 (c) Effect of Sale on Contingent Notes. Should any Person (as such term is defined in Section 12.3 hereof) acquire AmeriPath, whether by means of a merger with or into AmeriPath in which AmeriPath does not survive or the acquisition of all or substantially all of the stock or assets of AmeriPath (an " AmeriPath Acquisition "), then, with respect to the Contingent Notes, as a condition to consummation of the AmeriPath Acquisition, the acquiring Person shall be required, at the Sellers' option, to either (i) acknowledge and guarantee AmeriPath's on-going obligations under the Contingent Notes or (ii) assume the obligations under the Contingent Notes.

                 (d) Effect of Acquisitions on Contingent Notes. In the event that AmeriPath acquires one or more Persons or businesses after the Closing Date, Operating Earnings will be calculated without including (i) the income generated by, or expenses incurred in connection with, the acquisition or the acquired Person or business, and (ii) any selling, general or administrative expenses which do not relate to Richfield or its business.

                 (e) Interest. The Contingent Notes shall bear interest from the date of issuance until maturity, computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid Appropriate Principal Amount thereof at the rate of seven percent (7.0%) per annum. Interest shall accrue and compound annually, and shall be payable only upon payment of principal, if any. In the event Operating Earnings or Cumulative Operating Earnings are less than the applicable Minimum Target for any given year, interest on the principal amount of the Contingent Notes for such year shall be canceled and voided.

                 (f) Maturity, Redemption and Prepayments. For each period for which Operating Earnings or Cumulative Operating Earnings equal or exceed the applicable Minimum Target, the Appropriate Principal Amount of the Contingent Notes, together with interest accrued on such Appropriate Principal Amount, shall become due and payable and shall be paid as provided in subparagraph (a) above. If, in the reasonable judgment of a majority of the full Board of Directors of AmeriPath (which judgment is made based upon the advice of counsel), it is determined that the Contingent Notes, or the holding of the Contingent Notes by the Sellers, may violate any Regulation or Order of any Authority (as such terms are defined in Section 12.3), then, at AmeriPath's sole discretion (as recommended by counsel to Ameripath), the Contingent Notes may be canceled and voided and the Board of Directors of AmeriPath, in their sole and absolute discretion acting in good faith, shall provide the Sellers a reasonably equivalent economic and financial substitute consideration therefor. In its sole and absolute discretion, AmeriPath may prepay the Contingent Notes by paying, in the aggregate, $350,000.00 for each year remaining under the Contingent Notes. AmeriPath shall give the Sellers irrevocable written notice of any prepayment permitted hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the amount of the Contingent Notes proposed to be prepaid on such date, whereupon such principal amount of the Contingent Notes specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date.

                 (g) Payments. All payments of principal (including any prepayments or redemptions), and interest under the Contingent Notes shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the holders thereof, by cashier's or bank check) not later than twelve o'clock noon, Miami, Florida time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                 (h) Subordination; Subordination Agreement. The Contingent Notes shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to a subordination agreement (the "Subordination Agreement"), by and among AmeriPath's senior lenders and each of the Sellers. As a condition to AmeriPath's obligations under the Contingent Notes, each Seller agrees to execute and deliver appropriate documents and agreements evidencing the subordination of the Contingent Notes to such senior indebtedness of AmeriPath.

                 (i) Notes Non-negotiable. The Contingent Notes shall be non-transferable and non-negotiable other than by will or the laws of intestate succession.

                 (j) Right of Set-Off on Sellers' Contingent Notes. With respect to the Contingent Notes, AmeriPath shall have the right, following prior written notice to the Sellers, to set-off against principal or interest payable under the Contingent Notes the amount of any indemnification payment owed under Article XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's right to such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. Each Seller shall have the right to respond to such notice, and if a Seller requests that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 10 days after receipt of such notice of set-off, a Seller contests in writing (sent to AmeriPath) AmeriPath's claim that of indemnification under Article XI hereof, then the amount which AmeriPath would otherwise have paid to the Seller but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Seller have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. AmeriPath and the Sellers agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by AmeriPath of the Seller's objection to the set-off.

                 (k) Defaults. The Sellers shall be entitled to the benefit of the Events of Default set forth in the form of Contingent Notes.

                 (l) Conflict. To the extent there is any conflict or inconsistency between the terms of this Agreement and the terms specified in the Contingent Notes, the terms specified in the Contingent Notes shall govern and prevail.

                 (m) Conversion. If the Purchaser fails to make a payment under the Contingent Notes due to the restrictions, terms or conditions of the Subordination Agreement and such failure to pay continues for thirty (30) days after notice from the Sellers, then the Sellers shall have the right and option to elect to receive AmeriPath Stock in an amount equal to the amount due and payable under the Contingent Notes divided by the fair market value of the AmeriPath Stock at the date of the election.

         1.3 Contingent Issuance of AmeriPath Stock. As additional purchase price consideration, the Purchaser shall issue to the Sellers, subject to the conditions and restrictions set forth in this Section 1.3 (the "Stock Rights"), up to an aggregate maximum of 200,000 shares of AmeriPath Stock.
Upon achieving the range (the "Applicable Range") of Operating Earnings or Cumulative Operating Earnings, as the case may be, set forth on Schedule 1.3 hereto, with respect to each period commencing the year ending December 31, 1997 through the 5 year period ending December 31, 2001, AmeriPath shall deliver, in the aggregate, certificates evidencing the corresponding number of shares of AmeriPath Stock indicated on Schedule 1.3 hereto (the "Applicable Stock Amount") to each Seller as so indicated, which shares shall be subject to the terms, conditions and restrictions set forth in this Section 1.3.

                 (a) Delivery; Right to Contingent Issuance Subject to Cancellation. Certificates for shares representing the Applicable Stock Amount shall be delivered on or before each March 15 following each period that the Applicable Range of Operating Earnings or Cumulative Operating Earnings, as the case may be, has been achieved, if, and only if, (i) with respect to the year ending December 30, 1997, Operating Earnings equal or exceed a minimum target amount of $2,400,000.00 (the "First Year Minimum Stock Target") or, (ii) with respect to the years ending December 30, 1998, 1999, 2000 and 2001, Cumulative Operating Earnings for such periods equal or exceed $4,800,000.00, $7,200,000.00, $9,600,000.00 and $12,000,000.00,
         respectively (together with the First Year Minimum Stock Target, as relevant to the applicable period, the "Minimum Stock Targets").

                 (b) Effect of Sale on Stock Rights. In the event of an AmeriPath Acquisition (as such term is defined in Section 1.2(c)), then, with respect to such Stock Rights that have not theretofore been canceled or voided because the Minimum Stock Target was not or has not been met for the period in question, as a condition to consummation of the AmeriPath Acquisition, the acquiring Person shall be required either to (i) acknowledge and guarantee AmeriPath's on-going obligations under the Stock Rights, (ii) assume the obligations under the Stock Rights or (iii) convert the rights to receive AmeriPath Stock into rights to receive stock in the acquiring Person (of substantially equivalent value, based upon the acquisition value, as determined in good faith by the Board of Directors of AmeriPath).

                 (c) Effect of Acquisitions on Stock Rights. In the event that AmeriPath acquires one or more Persons or businesses after the Closing Date, Operating Earnings will be calculated without including
         (i) the income generated by, or expenses incurred in connection with, the acquisition or the acquired Person or business, and (ii) any selling, general or administrative expenses which do not relate to Richfield or its business.

                 (d) Termination of Stock Rights; Call on AmeriPath Stock. For each period for which Richfield's Operating Earnings, or Cumulative Earnings, as the case may be, exceed the Minimum Stock Target, the corresponding Applicable Stock Amount shall become earned and shall be delivered as provided in subparagraph (a) above. If, in the reasonable judgment of a majority of the full Board of Directors of AmeriPath, it is determined that the Stock Rights, or the holding of the AmeriPath Stock by the Sellers, may violate any Regulation or Order of any Authority, then, at AmeriPath's sole discretion and option (as recommended by counsel to Ameripath), (i) the Stock Rights may be canceled and voided (and the parties will endeavor in good faith to arrive at a reasonably equivalent substitute consideration therefor), and (ii) all outstanding shares of AmeriPath Stock issued to or held by the Sellers may be redeemed or purchased by AmeriPath (the "Call"), and the Sellers hereby irrevocably and unconditionally agree to sell such stock to AmeriPath upon any such Call, at its then fair market value (as determined in good faith by AmeriPath's Board of Directors). AmeriPath shall give the holders of the AmeriPath Stock irrevocable written notice of any cancellation of the Stock Rights and any Call of the AmeriPath Stock permitted hereunder not less than three (3) business days prior to the date of such event, specifying such termination and/or Call and the amount to be paid for the AmeriPath Stock on the closing date specified therein, whereupon such amount specified in such notice, upon receipt by AmeriPath of the certificates therefor at the closing thereof, shall be paid to the Sellers.

                 (e) Payments; Certificates. All payments for AmeriPath Stock which is "called" by AmeriPath pursuant to Section 1.3(d) shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the Sellers, by certified or bank check) after proper tender by each Seller of certificates representing all of the AmeriPath Stock owned by such Seller, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank. Any and all liens, claims, encumbrances or other restrictions with respect to the AmeriPath Stock so called shall be satisfied and released, to the satisfaction of AmeriPath, prior to closing on the purchase thereof. To the extent calculation of any payment amounts results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                 (f) Transferability; Shareholders' Agreement. The AmeriPath Stock and the Stock Rights are not transferable other than by will or the laws of intestate succession. All shares of AmeriPath Stock issued at Closing or pursuant to the Stock Right shall be subject to the Purchaser's Shareholders' Agreement (as defined in Section 7.9) relating to the AmeriPath Stock and related and other matters, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of the Purchaser to purchase such shares. As a condition to the issuance of shares of AmeriPath Stock in connection with any Stock Right (and at AmeriPath's option, at each issuance), each Seller shall execute and deliver to the Purchaser a counterpart to the Shareholders' Agreement, and each Seller shall make such representations and execute such certificates as AmeriPath may reasonably require, including representations similar to those made in Section 2.25 hereof.

                 (g) Legend. Each and every stock certificate representing shares of AmeriPath Stock issued to the Sellers at Closing or pursuant to the Stock Right shall bear the following (or similar) restrictive legend, together with such other legend(s) as the Purchaser shall in its discretion deem appropriate:

                 "The shares represented by this certificate (the "Shares") are subject to each and every one of the terms, conditions and restrictions set forth in the Shareholders' Agreement dated February 29, 1996 (the "Shareholders' Agreement"), as amended, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of the Purchaser to "call" or purchase such Shares, and may not, in whole or in part, be sold, transferred, pledged, gifted, hypothecated or otherwise disposed of in any manner other than in accordance with the terms of the Shareholders' Agreement, a copy of which is on file and available for inspection at the principal offices of the Issuer presently located at 800 Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33334."

                 (h) Antidilution; Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Purchaser, the number of shares of AmeriPath Stock covered by the Stock Right, the price per share and the aggregate number of shares which have been authorized for issuance hereunder, shall be proportionately adjusted for any increase or decrease in the number of issued shares of AmeriPath Stock resulting from a stock dividend or through any recapitalization, reclassification, stock split-up, combination or exchange of shares (other than any such combination or exchange of AmeriPath Stock through which shares are issued to effect an acquisition of another Person). Such adjustment shall be made by the Board of Directors of AmeriPath, whose determination in that respect shall be final, binding and conclusive unless clearly erroneous. Except as expressly provided herein, no issuance by the Purchaser of shares of stock of any class, or securities convertible into shares of stock of any class (whether in connection with an acquisition, employee benefit, stock or stock option plan, private or public offering of securities, or otherwise), shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of AmeriPath Stock subject to this Stock Right. Price per share calculations used in this Agreement shall also be adjusted to reflect changes in the capitalization of the Purchaser such that (on an aggregate basis) the value of such shares before the adjustment event shall equal the value of such shares immediately after such adjustment event.

                 (i) Reservation of Shares. The Purchaser will at all times reserve for issuance and delivery all shares of AmeriPath Stock from time to time receivable hereunder. All such shares shall be duly authorized and, when issued, shall be validly issued, fully paid and non-assessable and free of all preemptive rights.

                 (j) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued hereunder, but the Purchaser shall round down to the nearest whole number the number of shares of AmeriPath Stock required to be issued and delivered in accordance with Schedule 1.3.

                 (k) Rights of the Sellers. The Sellers shall not, solely by virtue of the Stock Rights, be entitled to any rights of a stockholder in the Company, either at law or in equity, until AmeriPath Stock is issued and delivered to the Seller and the rights of the Sellers are limited to those expressed in this Agreement.

                 (l) Failure to Deliver. If a Seller becomes obligated to sell any AmeriPath Stock to the Purchaser as a result of the exercise of a Call under this Agreement or otherwise, and fails to deliver such stock (or the certificates evidencing such stock) in accordance with the terms of this Agreement, the Purchaser may, at the sole and absolute discretion of the Board of Directors of AmeriPath, in addition to all other remedies available to the Purchaser, tender to the Seller the purchase price for such shares as is herein specified. Upon tender of such purchase price to the Seller, the Purchaser, upon written notice to such Seller, may cancel on its books the certificate or certificates evidencing the shares of AmeriPath Stock so called, and thereupon all of the Seller's rights in and to such AmeriPath Stock shall terminate.

                 (m) Put Option of Seller. Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall have an exclusive and irrevocable option, exercisable by notice to the Purchaser given after the fifth anniversary of the Closing Date, to sell to the Purchaser for $15.00 per share (and thus to require the Purchaser to purchase) all the AmeriPath Stock owned or held by the Sellers, if, and only if, the Purchaser has not, prior to such date, consummated the registration and public sale of AmeriPath Common Stock (of the same class as the Sellers) with the Securities and Exchange Commission (the " SEC") pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser hereby irrevocably agrees to purchase and acquire such AmeriPath Stock on the terms and subject to the conditions set forth herein.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND RICHFIELD

         Each Seller hereby makes the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation):

         2.1 Corporate Organization, Qualification, etc. Richfield is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Richfield is duly qualified or licensed to do business in good standing in the State of Ohio that being the only jurisdiction in which the conduct of Richfield's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in Section 12.3). Except as provided herein, Richfield's articles of incorporation have not been amended or supplemented since April 15, 1993, and are in full force and effect as of the date hereof. True, complete and correct copies of Richfield's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1.

         2.2     Subsidiaries.  Richfield has no Subsidiaries (as defined in
Section 12.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including any officer, director or shareholder.

         2.3 Capital Stock. As of the date hereof, the authorized capital stock of Richfield consists of Five Hundred (500) shares, without par value. The stock record book of Richfield has been delivered to the Purchaser for inspection prior to the date hereof and is complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled. The Richfield Shares constitute all of the issued and outstanding shares of capital stock of Richfield, and all of the Richfield Shares are owned beneficially and of record by the Sellers.

         2.4 Corporate Record Books. The corporate minute books of Richfield have been made available to the Purchaser, are complete and correct and contain all of the proceedings of the shareholders and directors of Richfield.

         2.5 Title to Stock. All of the issued and outstanding shares of the capital stock of Richfield that are, and at the Closing will be, owned by the Sellers are duly authorized, validly issued, fully paid and nonassessable, and are free of all Liens (as defined in Section 12.3). Upon delivery of the Purchase Price to the Sellers at the Closing, each Seller will convey, and the Purchaser will own and hold, good and marketable title to the Richfield Shares, free and clear of all Liens or contractual restrictions or limitations whatsoever.

         2.6 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which Richfield is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. There are no agreements, arrangements or understandings between any Seller and/or Richfield and any other Person regarding the Richfield Shares (or the transfer, disposition, holding or voting thereof).

         2.7 Authorization, Etc. Richfield has full power and authority and each Seller has full capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of Richfield and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Each Seller is entering into this Agreement on such Seller's own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contem-plated hereby shall constitute the legal, valid and binding obligation of each of Richfield and each Seller party thereto, enforceable against each such party in accordance with their respective terms.

         2.8 No Violation. The execution and delivery by Richfield and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Richfield and the Sellers do not and will not, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both),
(c) result in the creation of any Lien upon the capital stock or assets of Richfield pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the articles of incorporation or by-laws of Richfield or any Regulation, Order or Contract (as defined in Section 12.3) to which Richfield or the Sellers are subject. Richfield and the Sellers will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9 Financial Statements. Attached as Exhibit 2.9 hereto are the following financial statements of Richfield: (i) Statements of Assets and Liabilities (prepared on a modified cash basis) for the fiscal years ended December 31, 1995 and December 31, 1994 (the "Statements of Assets and Liabilities"), (ii) statements of revenues collected and expenses paid and related schedules thereto (prepared on a modified cash basis) for the fiscal years ended December 31, 1995 and December 31, 1994 (the "Statements of Revenues Collected and Expenses Paid"), (iii) statements of cash flows for fiscal years ended December 31, 1995 and December 31, 1994 (the "Statements of Cash Flows") and (iv) the statement of assets and liabilities, the statement of revenues collected and expenses paid and the statement of cash flows (prepared on a cash basis) for the six months ended June 30, 1996 (collectively, together with the Statements of Assets and Liabilities, the Statements of Revenues Collected and Expenses Paid, and the Statements of Cash Flows, the "Financial Statements"). The statements of assets and liabilities included in the Financial Statements fairly present the financial position of Richfield on a modified cash basis as at the respective dates thereof, and the statements of revenues collected and expenses paid included in the Financial Statements (x) fairly present the results of operations for the periods therein referred to, on a modified cash basis (except as stated therein or in the notes or schedules thereto) applied on a consistent basis, and (y) fairly present the financial condition of Richfield at the respective date of on a modified cash basis, and for the period covered by, such statements. Richfield has no liability in excess of $500, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities incurred since June 30, 1996, disclosed on Schedule 2.9(a) attached hereto, and (ii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in Schedule 2.9(b)). Schedule 2.9(c) contains a complete list of the accounts payable of Richfield.

         2.10 Employees. Richfield has been for the past four years, and currently is, in compliance with all Federal, State and local Regulations and Orders affecting employment and employment practices of Richfield (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. Richfield maintains a "pension" or "welfare" benefit plan within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         2.11 Absence of Certain Changes. Except as set forth on Schedule 2.11, since December 31, 1995, there has not been (a) any Material Adverse Change (as defined in Section 12.3) in the business, prospects, financial condition, revenues, expenses, accounts receivable, accounts payable or operations of Richfield; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to Richfield's properties and business; (c) other than S Corporation distributions prior to Closing, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of Richfield's capital stock, or any redemption or other acquisition of such capital stock by Richfield; (d) any increase in the rate of compensation or in the benefits payable or to become payable by Richfield to its directors, officers, employees or consultants which remains an obligation after the Closing; (e) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, arrangement or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of Richfield other than the agreements for Doctors Ronald Brubaker and Bruce Semans; (f) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure; (g) any disposition by Richfield of any asset; or (h) any change by Richfield in accounting methods or principles.

         2.12    Contracts.

                 (a) Except as set forth in Schedule 2.12 hereto, Richfield is neither a party to nor subject to any written or oral:

                          (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule
                 2.18 hereto), or any Contract with any labor union;

                          (ii) employment or consultation agreement, or other compensation Contract, commitment or arrangement, which is not terminable on notice of 30 days' or less by Richfield without penalty or other financial obligation (and, except as set forth on Schedule 2.12, no officer or employee of Richfield receives total salary, bonus and other compensation from Richfield of $30,000.00 or more per annum).

                          (iii) Contract containing covenants or agreements limiting the freedom of Richfield or any of its employees to compete in any line of business presently conducted by Richfield with any Person or to compete in any such line of business in any area;

                          (iv) Contract with a Seller or with any affiliate or relative of a Seller (except for any Contract disclosed in Schedule 2.12 pursuant to clauses (ii) or (iii) of this
                 Section 2.12(a);

                          (v) Contract relating to or providing for loans to officers, directors, employees or Affiliates;

                          (vi) Contract under which Richfield has advanced or loaned, or is obligated to advance or loan, funds to any Person;

                          (vii)   Contract relating to the incurrence,
                 assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of Richfield;

                          (viii)  guarantee or endorsement of any obligation;

                          (ix) Contract under which Richfield is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $7,500.00;

                          (x) Contract pursuant to which Richfield is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Richfield;

                          (xi) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in Section 12.3));

                          (xii) warranty Contract with respect to its services rendered (or to be rendered) or its products sold or leased;

                          (xiii) Contract which prohibits, restricts or limits in any way the payment of dividends or distributions by Richfield;

                          (xiv) Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

                          (xv) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $7,500.00;

                          (xvi) Contracts with independent agents, brokers, dealers or distributors;

                          (xvii) sales, commissions, advertising or marketing Contracts;

                          (xviii) Contracts providing for "take or pay" or
                 similar unconditional purchase or payment obligations;

                          (xix) Contracts with Persons with which, directly or indirectly, a Seller also has a Contract;

                          (xx) Contract with a hospital, physician or other health care provider or Person pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by such provider; or

                          (xxi) any other Contract which is material to Richfield's operations or business prospects, except those which (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by Richfield without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to Richfield of $7,500.00 or less.

                 (b) No consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

                 (c) Richfield has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any material Contract to which Richfield is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which Richfield is subject (including without limitation all performance bonds, warranty obligations or otherwise); Richfield does not have any present expectation or intention of not fully performing all such obligations; Richfield does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         2.13 True and Complete Copies. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers or Richfield are and will be true and complete copies of such agreements, contracts and documents.

         2.14    Title and Related Matters.

                 (a) Richfield has good and marketable title to all of the properties and assets reflected in the statement of assets and liabilities for the fiscal year ended December 31, 1995 included in the Financial Statements or acquired after the date thereof and for properties sold or otherwise disposed of since the date thereof in the ordinary course of business, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the statement of assets and liabilities for the fiscal year ended December 31, 1995 included in Financial Statements or the notes thereto.

                 (b) Richfield owns, and will on the Closing Date own, good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased all of which leases are in good standing and no party is in default thereunder. None of the assets belonging to or held by Richfield is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by Richfield in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                 (c) There has not been since December 31, 1995, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by Richfield of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, Richfield, as the wholly-owned subsidiary of the Purchaser, will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the business of the Sellers.

                 (d) Schedule 2.14 attached hereto sets forth a description of all real and personal property owned or leased by Richfield.

         2.15 Litigation. There is no Claim (as defined in Section 12.3) pending or, to the best knowledge of the Sellers and Richfield, threatened against either of the Sellers or Richfield which, if adversely determined, would have a Material Adverse Effect on Richfield. Nor is there any Order outstanding against either the Sellers or Richfield having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Richfield.

         2.16    Tax Matters.

                 (a) Richfield has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the " Tax Returns") required to be filed with any federal, state, local or other taxing authorities
         (each a "Taxing Authority", collectively, the "Taxing Authorities") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "Taxes") and in accordance with all tax sharing agreements to which a Seller or Richfield may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid, including any of Richfield's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by Richfield have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of Richfield except for liens for Taxes not yet due and payable. Neither any Seller nor Richfield has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Code.

                 (b) No audit of Richfield or Richfield's Tax Returns by any Taxing Authority is currently pending or threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to Richfield which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of Richfield on the Tax Returns filed by or on behalf of Richfield for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to Richfield and such information was derived from the books and records of Richfield.

                 (c) Richfield has not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in
         Section 280G of the Code (without regard to subsection (b)(4) thereof).

                 (d) The Sellers shall cause Richfield to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and Richfield shall pay all Taxes due in respect of such Pre-closing Tax Returns to the appropriate Taxing Authority; and Richfield shall pay all costs associated with the preparation thereof.

         2.17 Compliance with Law and Applicable Government Regulations. Richfield is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Health Care Laws (as defined in Section 12.3), all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of Richfield are there any Claims threatened, nor has any Seller received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over Richfield, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

                 (a) Schedule 2.17(a) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises and approvals (collectively, " Permits") from all Federal, state, local and foreign governmental regulatory bodies held by Richfield. The Permits listed on Schedule 2.17(a) are the only Permits that are required for Richfield to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the assets, financial condition, results of operations or future prospects of Richfield. Each such Permit is in full force and effect and, to the best of the knowledge of Richfield, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                 (b) Richfield has licenses to provide health care services in the jurisdictions set forth in Schedule 2.17(b) hereto, which such licenses are all those necessary to conduct the business of Richfield in the jurisdictions in which Richfield presently operates.
         Schedule 2.17(b) also sets forth a true and complete description of the status of each such license. Except as set forth on Schedule 2.17(b), neither any Seller nor Richfield is aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

         2.18    ERISA and Related Matters.

                 (a) Benefit Plans; Obligations to Employees. Except as set forth in Schedule 2.18 hereto, neither Richfield, nor any ERISA Affiliate of Richfield, is a party to or participates in or has any liability or contingent liability with respect to:

                          (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multi- employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of ERISA);

                          (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                          (iii) any employment agreement not terminable on 30 days' or less written notice, without further liability.

                          For purposes of this Section, the term " ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Richfield would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

                 (b) Plan Documents and Reports. A true and correct copy of each of the Benefit Plans listed on Schedule 2.18, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by Richfield, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                 (c) Compliance with Laws; Liabilities. As to all Benefit Plans, except as otherwise specified on Schedule 2.18, Richfield is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither Richfield nor any ERISA Affiliate of Richfield has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in Richfield's statement of assets and liabilities for the fiscal year ended December 31, 1995 included in Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the closing date.

         2.19    Intellectual Property.

                 (a) Except as set forth on Schedule 2.19, Richfield has no trade name, service mark, patent, copyright or trademark related to its business.

                 (b) Richfield has the right to use each Proprietary Right listed in Schedule 2.19, and except as otherwise set forth therein, each of such Proprietary Rights is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending, or to the best knowledge of each Seller, threatened, against any Seller that its use of any of the Proprietary Rights listed on Schedule 2.19 infringes the rights of any Person. Each Seller has no knowledge of any conflicting use of any of such Proprietary Rights.

                 (c) Richfield is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

                 (d)      Internal Software Applications.

                          (i) Owned Software. The current software applications used by Richfield in the operation of its business, as set forth and described on Schedule 2.19(d) hereto (the "Software"), to the extent it has been designed or developed by Richfield's management information or development staff or by consultants on Richfield's behalf, is original and capable of copyright protection in the United States, and Richfield has complete rights to and ownership of such Software. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Richfield has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

                          (ii) Licensed Software. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by Richfield legitimately and is fully transferable to the Purchaser without any third party consent. All of Richfield's computer hardware has legitimately-licensed software installed therein.

                          (iii) No Errors; Nonconformity. Richfield warrants that the Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

         2.20    Environmental Matters.  Except as disclosed in Schedule 2.20:
(a) neither Richfield's business nor the operation thereof violates any applicable Environmental Law (as defined in Section 12.3) in effect as of the date hereof and no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a Claim against Richfield or the Purchaser or creates or could create a liability or loss for Richfield or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) Richfield is in possession of all Environmental Permits (as defined in Section 12.3) required under any applicable Environmental Law for the conduct or operation of Richfield's business (or any part thereof), and Richfield is in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) Richfield has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any of its property or facilities except for inventories of chemicals which are used or to be used in the ordinary course of Richfield's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) Richfield has not received any notice from any Authority or any private Person that Richfield's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any of Richfield's property, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) Richfield is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by Richfield; (f) Richfield has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any of its property or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of Richfield's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any of Richfield's property; (h) no property now or previously owned, leased or operated by Richfield, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by Richfield; (j) Richfield has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against Richfield for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by Richfield. Richfield has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.21 Dealings with Affiliates. Schedule 2.21 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which Richfield is, will be or has been a party, at any time from January 1, 1994 to the Closing Date, and to which any one or more Affiliates is also a party.

         2.22 Banking Arrangements. Schedule 2.22 attached hereto sets forth the name of each bank in or with which Richfield has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Richfield has no liability or obligation relating to funds or money borrowed by or loaned to Richfield (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.23 Insurance. Schedule 2.23 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of fire, liability, professional liability and other forms of insurance held by Richfield as of the date hereof. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither Richfield nor any Seller knows of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any Claim against Richfield not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of Richfield.

         2.24 Consents. Schedule 2.24, annexed hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of Richfield and each Seller to enable Richfield or the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         2.25 Investment Representations. In the event, in connection with this Agreement or any agreement or transaction contemplated hereby, AmeriPath offers or sells, or is deemed to offer or sell, any securities of AmeriPath to the Sellers (including AmeriPath Stock pursuant to Section 1.3), then each Seller hereby represents and warrants to AmeriPath as follows:

                 (a) Each Seller has been offered, and up to the Closing Date and the time(s) of issuance of the AmeriPath Stock shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and each Seller has been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, has obtained such additional information about AmeriPath and its Subsidiaries which each Seller has deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, has not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in his evaluation of the decision to consummate the transactions contemplated herein. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of AmeriPath.

                 (b) Each Seller understands, agrees and acknowledges that the AmeriPath Stock has not been registered under the Securities Act or the Securities Act of Ohio in reliance upon exemption provisions contained therein which AmeriPath believes are available based upon representations made by each Seller.

                 (c) Each Seller understands that he must bear the economic risk of the AmeriPath Stock, if and when issued to each Seller, for an indefinite period of time because, except as provided in this Agreement, (i) each Seller understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in accordance with this Agreement, without compliance with the registration requirements of the Securities Act, that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained herein, as well as any additional representations, warranties, covenants, agreements and certifications requested by AmeriPath to be delivered by each Seller at such time(s) of issuance of the AmeriPath Stock; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed at and as of the time of issuance; (ii) each Seller understands that, under existing rules of the SEC, there are substantial restrictions in the transferability of his shares of AmeriPath Stock; his shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; each Seller may not be able to avail himself of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of without the consent of AmeriPath and an opinion of counsel for or satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities laws is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by each Seller nor has it agreed to do so in the future.

                 (d) Each Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act in that, as of the date of this Agreement, he either
         (a) (either individually or jointly with his spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

                 (e) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and each

         Seller's financial position is such that each Seller can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on each Seller's investment.

                 (f) Each Seller is acquiring her or his shares of AmeriPath Stock for each Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                 (g) Each Seller understands that the certificates evidencing her or his shares of AmeriPath Stock, when and if issued, will bear appropriate restrictive legends.

         2.26 Accounts Receivable; Inventories. The accounts receivable of Richfield reflected on Schedule 2.26 attached hereto on the date hereof are good and collectible consistent with prior practices. All such accounts receivable (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. The inventories reflected on the statement of assets and liabilities included in the Financial Statements, and the inventories held by Richfield on the date hereof, (i) do not include any items which are not usable or saleable in the ordinary course of business of Richfield, and (ii) have been reflected on such statement of assets and liabilities at the lower of cost or market value (taking into account the usability or salability thereof), in accordance with GAAP. All such inventories are owned free and clear and are not subject to any Lien except to the extent reserved against or reflected in the Financial Statements. Since December 31, 1995, inventories of raw materials and supplies have been purchased by Richfield in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. Richfield is not aware of any material adverse conditions affecting the supply of materials available to Richfield, and, to the best knowledge of Richfield, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

         2.27 Brokerage. Neither Richfield nor the Sellers have employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Richfield or the Sellers, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.28    Improper and Other Payments.  Except as set forth on Schedule
2.28 hereto, (a) neither Richfield, any director, officer, employee thereof, nor, to Richfield's knowledge, any agent or representative of Richfield nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority,
(b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt

Practices Act) has been made, and (d) the internal accounting controls of Richfield are believed by Richfield's management to be adequate to detect any of the foregoing under current circumstances.

         2.29 Participation in Audits. Except as set forth in Schedule 2.29, Richfield has not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best of the knowledge of Richfield and each Seller there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by Richfield. For purposes of this Section 2.29 the term "Recoupment Claim" shall mean any recoupment or overpayment, set-off, penalty or fine, pending or, to the knowledge of Richfield and each Seller, threatened by any third-party payor or governmental authority having jurisdiction over Richfield for amounts arising from or related to payments to Richfield for services rendered prior to the Closing.

         2.30    Health Care Laws & Regulations.

                 (a) Fraud and Abuse. Except as set forth on Schedule 2.30(a), to the best of each Seller's and Richfield's knowledge, Richfield and its officers, directors, employees, shareholders and providers, have not engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such enumeration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of (iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

                 (b) Third-Party Payors. All Contracts with third-party payors were entered into by Richfield in the ordinary course of business. Richfield will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have agreements with Richfield (as set forth on Schedule 2.30(b)), together with accurate and complete copies of all such Contracts. Except as set forth on Schedule 2.30(b), Richfield is in compliance with each third-party payor's Contract, and Richfield has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

                 (c) Compliance with Medicare and Medicaid Programs. Richfield has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which Richfield participates due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect on Richfield. Except as set forth on Schedule 2.30(c) hereto, there are no Claims pending or, to Richfield's knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Agency for Health Care Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by Richfield on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on Richfield, or its assets, the operations or utility thereof, or the consummation of the transactions contemplated hereby. Richfield has delivered to the Purchaser accurate and complete copies of any Claims, actions or appeals listed on Schedule 2.30(c). Except for routinely scheduled reviews pursuant to Richfield's Medicare and Medicaid Contracts, no valid review or program integrity review related to Richfield has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to Richfield's knowledge, pending or threatened against or affecting Richfield, its business, assets, or the consummation of the transactions contemplated hereby.

                 (d) Rate Limitations and Rates. Each facility currently operated by Richfield charges rates and accordingly bills for services which are legal and proper, and Richfield's standard and Medicare rates are set forth on Schedule 2.30(d). Certain reimbursement rates established by third-party payors are subject to retrospective adjustment, which adjustments are set forth on said Schedule 2.30(d).

                 (e) Reimbursement Documentation. Richfield has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

                 (f) Patient Referrals. No Person having a "financial relationship" with Richfield, as that term is defined in 42 U.S.C.
         Section 1395nn, is in a position, directly or indirectly, to refer patients or services to Richfield, other than referrals which comply with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         2.31 Financial Condition at Closing. At and as of Closing, Richfield shall have (a) cash and cash equivalents of not less than $150,000.00, and (b) positive working capital (current assets (including accounts receivable less allowances) less liabilities) (all calculated and fairly presented in accordance with GAAP).

         2.32 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Sellers or Richfield with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 Corporate Organization, etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a material adverse effect on its business.

         3.2 Subsidiaries. Other than the Subsidiaries of the Purchaser listed in Schedule 3.2 hereto, the Purchaser has no Subsidiaries.

         3.3 Authorization, Etc. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Notes and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon issuance of the Contingent Notes in accordance with the provisions hereof the Contingent Notes shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         3.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any

Regulation to which the Purchaser is subject, or any Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.5 Governmental Authorities. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.6 Issuance of AmeriPath Stock. All shares of AmeriPath Stock required to be issued by AmeriPath to the Sellers, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         3.7 Health Coverage. AmeriPath agrees that it shall not change health plans which would cause a gap in coverage to the employees of Richfield.

         3.8     Cincinnati Operations.    AmeriPath agrees that it shall keep
the Richfield operations in or around Cincinnati, Ohio at least through December 31, 2001.


                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

         From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, Richfield covenants and agrees that it shall act, and the Sellers shall cause Richfield to so act or refrain from acting where required hereinafter, to comply with the following:

         4.1 Regular Course of Business. Richfield shall operate its business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its respective properties in good order and condition, shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply with the provisions of all Regulations and Orders applicable to Richfield and the conduct of its respective business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor; shall not alter the rate or basis of compensation of any of its officers, directors, employees or consultants which shall be an obligation after the Closing; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall preserve the business of Richfield intact, and use its best efforts to keep available for Richfield and the Purchaser the services of the officers and employees of Richfield, and to preserve the good will of clients, patients, suppliers and others having business relations with Richfield.

         4.2 Amendments. Except as provided in Section 4.8 of this Agreement, no change or amendment shall be made in the articles of incorporation or by-laws of Richfield. Richfield shall not merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business.

         4.3 Capital Changes; Pledges. Except as contemplated under this Agreement, Richfield shall not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock and Richfield shall not pledge or otherwise encumber any shares of its capital stock.

         4.4 Dividends. Richfield shall not declare or set aside for payment any dividend or other distribution in respect of its capital stock which becomes payable after Closing, nor shall Richfield, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

         4.5 Capital and Other Expenditures. Richfield shall not make any capital expenditures, or commitments with respect thereto.

         4.6 Borrowing. Richfield shall not incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein) except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

         4.7 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, Richfield shall not enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

         4.8 Amendments to Charter. Prior to the Closing, the Sellers shall cause Richfield's articles of incorporation to be amended, among other things, to (i) change the company's name to AmeriPath Ohio, Inc; (ii) provide that the company shall be a business corporation, and not a professional service corporation, and delete any inconsistent references, and (iii) provide that the company may operate for any lawful purpose which will allow Persons other than those licensed to practice pathology in the State of Ohio to own shares of Richfield's capital stock. All of such amendments (together, the "Richfield Charter Amendments") shall be in form and substance satisfactory to AmeriPath.

         4.9 Interim Financial Information. To the extent available, Richfield shall supply the Purchaser with unaudited financial statements (including, without limitation, statement of assets and liabilities and statements of revenues collected and expenses paid) and information for each calendar month, promptly following the conclusion of such month, and as Richfield may otherwise reasonably request.

         4.10    Full Access and Disclosure.

                 (a) Richfield shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to Richfield's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Richfield; and the Sellers shall cause Richfield's officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to Richfield made by Richfield's independent auditors in connection with any examination of Richfield's Financial Statements and books and records.

                 (b) From time to time prior to the Closing Date, Richfield shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                 (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of Richfield, each Seller shall fully cooperate and the results of such "due diligence" examination shall be satisfactory to the Purchaser.

         4.11 Confidentiality. Each Seller and Richfield shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         4.12 Breach of Agreement. Neither the Sellers nor Richfield shall take any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement.

         4.13 Fulfillment of Conditions Precedent. Richfield and each Seller shall use their best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with Richfield and each Seller that prior to the Closing or the termination of this Agreement:

         5.1 Confidentiality. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Sellers' prior consent, all information received by it from the Sellers or Richfield's officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2     Full Access and Disclosure.

                 (a) The Purchaser shall afford to Richfield and each Seller, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records in order that each Seller may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as each Seller shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

                 (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to Richfield and/or each Seller with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                 (c) The Purchaser shall fully cooperate in connection with any "due diligence" examination performed by Richfield or each Seller with respect to the business of the Purchaser. For purposes of this Section 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree, on or before the Closing Date, as follows:

         6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before October 4, 1996. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or Richfield, as appropriate), the title to any property or rights of the Sellers acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that each Seller shall execute and deliver all such proper deeds, assignments and assurances in law and do all things reasonably necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Richfield and otherwise to carry out the purpose of this Agreement. If after the Closing, the Sellers determine that further actions, deeds or documents are necessary on the part of the Purchaser to carry out the intent of this Agreement, the Purchaser agrees to execute and deliver such further documents or instruments to effectuate the intent of this Agreement.

         6.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Sections 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.3 Consents. Without limiting the generality of Section 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

         6.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither any Seller nor Richfield through its directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, Richfield, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should Richfield or any Seller be contacted with respect to any offer, inquiry or proposal, Richfield and the Seller shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

         6.5 No Termination of Sellers' Obligations by Subsequent Incapacity, Etc. Each Seller specifically agrees that the obligations of the Sellers hereunder, including, without limitation, obligations pursuant to
Article XI and Section 6.4 shall not be terminated by his death or incapacity.

         6.6 Employment Agreements. Richfield and each Seller shall, at or prior to the Closing, terminate the existing employment agreements between Richfield and each of the Sellers, and the Sellers shall enter into Employment Agreements with AmeriPath Ohio in the form of Exhibit 6.6 attached hereto (the "Employment Agreements").

         6.7 Public Announcements. Neither any Seller nor Richfield nor any Affiliate, representative or shareholder of either of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and each Seller's advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. No press releases, public announcements or publicity statements shall be released by either party without prior mutual agreement.

         The parties hereto further agree, from and after the Closing Date, as follows:

         6.8 Deliveries After Closing. From time to time after the Closing, at the Purchaser's request and without expense to Richfield and without further consideration from the Purchaser or Richfield, each Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

         6.9     Non-Competition Covenant.

                 (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "Restricted Period" (as hereinafter defined), each Seller agrees that he shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person:

                          (i) engage in the practice of pathology within a 100 mile radius of any facility in which (x) Richfield is doing business or providing services as of the date of this Agreement or (y) AmeriPath Ohio or an AmeriPath Affiliate in the State of Ohio is then doing business under the management or direction of any Seller (the "Restricted Territory"); or

                          (ii) from any facility or location, whether within or without the Restricted Territory, (x) perform pathology services for any patient, laboratory or health care provider located in the Restricted Territory or (y) perform pathology services for any patient, laboratory or health care provider who was or is a customer, client or patient of an AmeriPath Affiliate or who is a prospective customer, client or patient of an AmeriPath Affiliate; except that it shall not be a violation of this Section 6.9 for either Seller to perform pathology services in the Restricted Territory during the Restricted Period (a) as an employee of a local, federal or state government or agency; (b) in performing each Seller's duties as a member of the United States military services or the National Guard; or (c) on a locum tenens basis.

                 (b) As used in this Agreement, the term "Restricted Period" shall mean and include the longer of (x) a period of five (5) years, from the Closing to the fifth (5th) anniversary of the Closing, and (y) during such time as each Seller is employed by an AmeriPath Affiliate and a period of two (2) years thereafter; provided, however, if the Purchaser fails to make a payment hereunder or under the Contingent Notes and such failure to pay continues for a period of thirty (30) days following notice by the Sellers then the Restricted Period shall be reduced to a period of 3.5 years from the date of the Closing.

                 (c) Each Seller further agrees that during the Restricted Period, each Seller will not knowingly, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of any AmeriPath Affiliate who was such at any time during the twelve (12) months preceding such Seller's termination of employment with the AmeriPath Affiliate, or (b) induce any employee of an AmeriPath Affiliate to leave the employ of any such AmeriPath Affiliate, unless in each case each Seller obtains the prior written consent of AmeriPath.

                 (d) Each Seller covenants and agrees that the restrictions set forth in this Section 6.9 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes each Seller's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

                 (e) Each Seller acknowledges and agrees that the provisions of Section 6.9 and Section 6.10 are material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and each Seller hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

         6.10    Non-disclosure; Confidentiality.

                 (a) Confidential Information. By virtue of each Seller's employment, association or involvement with an AmeriPath Affiliate, each Seller may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Affiliate. "Confidential Information" means all proprietary or business-sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Affiliate (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Affiliate; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Affiliate, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. "Confidential Information" shall not include (a) any information which is in the public domain during the period of service by each Seller or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by each Seller in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

                 (b) Non-Disclosure. Each Seller agrees that, except as directed by each Seller's employer (which employer is an AmeriPath Affiliate), as required or otherwise contemplated under this Agreement or the Employment Agreement or as otherwise required by law, he will not at any time (during the term of each Seller's employment by an AmeriPath Affiliate or at any time thereafter), except as may be expressly authorized by the AmeriPath Affiliate in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an AmeriPath Affiliate or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Affiliate which contain or are derived from Confidential Information. Each Seller further agrees that while employed at an AmeriPath Affiliate, no Confidential Information shall be removed from the AmeriPath Affiliate's business premises, without the prior written consent of such AmeriPath Affiliate.

                 (c) AmeriPath Group Property. As used in this Agreement, the term "AmeriPath Group Property" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Affiliate, or otherwise belonging to any AmeriPath Affiliate, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

                          (i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Affiliate to which such belongs;

                          (ii) Each Seller will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Affiliate, AmeriPath and its Affiliates; and

                          (iii) When each Seller's employment is terminated, each Seller will immediately deliver and surrender to the AmeriPath Affiliate all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which each Seller has in his possession or control.

         6.11 Rule 144 Best Efforts. Following such time, if any, that AmeriPath is or may become, and solely while AmeriPath is, a public company with its securities registered under the Securities Act, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will use its best efforts to see that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by each Seller who then own AmeriPath Stock consistent with the requirements and limitations of Rule 144. Nothing in this Section 6.11 shall be deemed as either (i) any representation or warranty that Ameripath will become or remain a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, the Sellers.

         6.12 Physician Incentive Program. Each year following Closing through December 31, 2001, AmeriPath and the Sellers shall prepare a budget of the compensation expenses (including salaries and bonuses) for the Richfield Pathologists (the "Compensation Budget"). If, and only if, Operating Earnings equal or exceed $3,000,000.00 in any one year for which a Compensation Budget was or should have been prepared (a "Budget Year"), then AmeriPath shall pay to the Richfield Pathologists (to be allocated among the Richfield Pathologists as Dr. Barron shall determine) the amount, if any, by which the Compensation Budget exceeds the actual compensation expense; provided, however:

                 (a) the Compensation Budget for the initial Budget Year shall be $1,250,000;

                 (b) the Compensation Budget for Budget Years 2-5 shall be determined based upon the operating budget prepared by AmeriPath with respect to the Richfield Pathologists; but in no event shall it be less than the Compensation Budget for the previous year;

                 (c) the Compensation Budget shall be determined assuming an expense of $250,000 for the salary and bonuses for each additional Richfield Pathologist hired after the fifth Richfield Pathologist has been hired.

         6.13 Richfield Facility. At Closing, AmeriPath Ohio and Barron shall execute a lease (the "Lease") for the Richfield facility pursuant to which AmeriPath Ohio shall lease the Richfield facility for five (5) years (with an option to lease the facility for at least two additional five-year periods, with the rental for each additional term increasing proportionally with the increase in the Consumer Price Index), on the same terms and conditions as the existing lease for the Richfield facility, except for the rent which shall be fixed at $7,500 per month for the first five (5) years. From and after the time that AmeriPath Ohio hires and employs its sixth Richfield Pathologist AmeriPath Ohio agrees to authorize Dr. Barron to expand the Richfield facility by adding an additional 3,000 square feet at the same rental per square foot as the Lease at that time.

         6.14 338(h)(10) Election. The parties hereto agree that (i) the acquisition of the Richfield Shares will be in accordance with Section 338 of the Code, (ii) a Statement of Election (the "Election") on Form 8023-A under
Section 338(h)(10) of the Code shall be made and filed with the appropriate authority and (iii) the Sellers shall be solely responsible for paying any taxes which may result from the Election and out of or as a consequence of the transactions contemplated hereby. For purposes of allocation under Section 1060 of the Code for purposes of the Election, property, plant and equipment shall be assigned a value of their adjusted tax basis; accounts receivable will be valued net of any bad debts and contractual allowances to be determined by AmeriPath's independent auditors consistent with GAAP; and the balance shall be attributed to goodwill or other intangible assets. The Sellers shall indemnify AmeriPath (and its Affiliates) and hold AmeriPath (and its Affiliates) harmless from any loss, charge or expense resulting from the Election and the payment of the taxes due in connection therewith and herewith.

         6.15 Stock Options. Upon the Closing, AmeriPath shall grant non-statutory options (the "Options") to purchase an aggregate of 18,000 shares of AmeriPath Stock to the persons set forth on Schedule 6.15 attached hereto (the "Optionees") (with the number of shares of AmeriPath Stock which each Optionee is entitled to purchase upon exercise of such Optionee's Option as set forth on such Schedule 6.15). As a condition to such grant and issuance, each Optionee shall be required to enter into a Non-Qualified Stock Option Agreement in the form of Exhibit 6.15 hereto (the "Grant Agreement"). The Options shall vest as equally as possible over a five-year period from the date of grant and shall have an exercise price set at the fair market value of such shares at the date of grant. The Options shall be granted pursuant to and in accordance with the AmeriPath Stock Option Plan and each Grant Agreement and shall be subject to the terms and conditions of such plan and agreement.

                 6.16 Miscellaneous Employee Matters. AmeriPath agrees that up to $30,000 in fringe benefits shall be provided for each Richfield Pathologist; and the Sellers agree that an additional Richfield Pathologist may only be hired by AmeriPath Ohio once Operating Earnings for any Budget Year have increased or are projected to increase by at least $500,000.

                 6.17 Structural Changes. The parties hereto intend that the form and substance of this Agreement and the transactions contemplated hereby comply with, and not be inconsistent with, federal and Ohio Health Care Laws. Accordingly, notwithstanding any other term or provision of this Agreement in the event that AmeriPath, upon the advice of counsel, determines at any time following the Closing that the transactions contemplated by this Agreement do not comply with, or are inconsistent with, federal or Ohio Health Care Laws, then the Sellers hereby irrevocably agree, upon AmeriPath's request and at AmeriPath's sole cost and expense, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable in AmeriPath's judgment and at AmeriPath's request to restructure the agreements and transactions contemplated by this Agreement (the "Restructuring") so that such agreements and transactions will be in compliance with, and/or not inconsistent with, federal and Ohio Health Care Laws, while preserving, to the maximum extent practicable, the economic and business substance of such agreements and transactions. In furtherance and not in limitation of the preceding sentence, the Sellers specifically agree that any such Restructuring at AmeriPath's request may include (i) the organization by Sellers of a professional corporation, partnership, grantor trust or similar entity owned by such Sellers (the "Entity"), the organization and form of which Entity shall be satisfactory in all respects to AmeriPath, (ii) the assignment to such Entity of (a) AmeriPath Ohio's obligations under all Employment Agreements (the performance of which obligations shall be guaranteed by AmeriPath Ohio) and (b) all contracts under which AmeriPath Ohio was required to provide or deliver professional pathology services, (iii) the execution and delivery by the Entity of a Management Agreement with AmeriPath Ohio, which Management Agreement shall be in form and substance satisfactory to AmeriPath, pursuant to which AmeriPath Ohio will provide certain management and other services to the Entity in consideration of management fees and the reimbursement of expenses, and (iv) the execution and delivery by each Seller of a buy/sell agreement with AmeriPath, in form and substance satisfactory to AmeriPath Ohio, pursuant to which AmeriPath Ohio may, at its option, cause each Seller to transfer his or her ownership interest or trusteeship in the Entity to a person designated by AmeriPath Ohio and qualified to own and hold such interest or trusteeship.

                                  ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or Richfield to the Purchaser, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and Richfield shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. The Sellers and the president of Richfield shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 Third Party Consents. The Purchaser, each Seller and Richfield shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the contracts and leases listed in Schedule 7.3 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         7.4 Regulatory Approvals. The Federal and State regulatory agencies or authorities listed in Schedule 7.4 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

         7.5 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of Richfield, certifying to the foregoing.

         7.6 Opinion of Sellers' Counsel. The Purchaser shall have received an opinion of counsel to the Sellers and Richfield (which will be addressed to the Purchaser and its senior lenders), dated the Closing Date, in the form of Exhibit 7.6 hereto.

         7.7 Employment Agreements. Each Seller shall have terminated his existing employment agreement with Richfield and shall have executed and delivered to the Purchaser an Employment Agreement with AmeriPath Ohio in the form of Exhibit 6.6.

         7.8 Delivery of Richfield Share Certificates. Each Seller shall have executed and delivered to AmeriPath this Agreement, or a counterpart hereof, and shall have delivered at the Closing stock certificates representing all of the Richfield Shares, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank.

         7.9 Shareholders' Agreement. At the Closing, each Seller shall have executed and delivered to AmeriPath a counterpart signature page to that certain Shareholders' Agreement, dated as of February 29, 1996, by and among AmeriPath and each of the stockholders of AmeriPath (the "Shareholders' Agreement"), pursuant to which each Seller agrees to be bound by all of the provisions of the Shareholders' Agreement, in accordance with their terms, to the same extent as if he had been an original signatory thereto.

         7.10 Subordination Agreement. At the Closing, each Seller shall have executed and delivered the Subordination Agreement, attached hereto as
Exhibit 7.10, pursuant to which each Seller agrees to be bound by all of the provisions of the Subordination Agreement in accordance with their terms.

         7.11 Richfield Charter Amendments. Richfield, which as of the date hereof is organized as a professional service corporation under the Revised Code of Ohio, shall have taken all appropriate and required board of director and shareholder action to approve, and shall have filed with the Secretary of State of the State of Ohio in form acceptable for filing, an amendment to Richfield's articles of incorporation, which amendment (i) shall be in form and substance satisfactory to AmeriPath, and (ii) shall include the Richfield Charter Amendments (as such term is defined in Section 4.8 hereof).

         7.12 Creditor Consents. The creditors set forth on Schedule 7.12 hereto shall have agreed in writing with Richfield as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. Richfield shall have obtained from the creditors set forth on Schedule 7.12 and shall provide to the Purchaser at Closing, such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders.

         7.13 Lease. At the Closing, the Sellers shall deliver the executed Lease to AmeriPath.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, delivered by or on behalf of the Purchaser to the Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Chief Operating Officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 Purchase Consideration. Each Seller shall have received the consideration (in the form of cash, AmeriPath Stock and Contingent Notes) required to be delivered at Closing and to which each Seller is entitled pursuant to Section 1.1 hereof in accordance with Schedule 1.1 hereto.

         8.4 Employment Agreements. AmeriPath Ohio shall have executed and delivered to each of the Sellers the Employment Agreements.


                                   ARTICLE IX

                                    CLOSING

         9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on or before October 4, 1996, or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in Article VII and Article VIII hereof (the "Closing Date").

         9.2     Closing Deliveries.  At the Closing,

                 (a) the Sellers and Richfield shall deliver or cause to be delivered to the Purchaser:

                          (i) a certificate or certificates evidencing all of the Richfield Shares, duly endorsed for transfer with all necessary transfer stamps affixed;

                          (ii) the Officer's Certificates required by Sections 7.1 and 7.5;

                          (iii) copies of all consents and approvals required by Sections 7.3, 7.4 and 7.12;

                          (iv)    the Opinion of Counsel required by Section
                 7.6;

                          (v)     the Employment Agreements required by Section
                 7.7;

                          (vi) the counterpart signature page to the Shareholders' Agreement required by Section 7.9;

                          (vii)   the Subordination Agreement required by
                 Section 7.10;

                          (viii)  the Lease (executed by the landlord);

                          (ix) a certificate, signed by the secretary of Richfield, as to the articles of incorporation and by-laws of Richfield, the resolutions adopted by the board of directors and shareholders of Richfield in connection with this Agreement, the incumbency of certain officers of Richfield and the jurisdictions in which Richfield is qualified to conduct business, in form acceptable to the Purchaser;

                          (x) certificates issued by the appropriate governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of Richfield as of a date not more than ten
                 (10) days prior to the Closing Date, as a corporation organized under the laws of the State of Ohio and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified.

                          (xi) such other certified resolutions, documents and certificates as are required to be delivered by the Sellers or Richfield pursuant to the provisions of this Agreement.

                 (b)      The Purchaser shall deliver to the Sellers:

                          (i) the consideration (in the form of cash, AmeriPath Stock and Contingent Notes) required to be paid or delivered to each Seller at Closing in accordance with Section
                 1.1 (and Schedule 1.1 hereto).

                          (ii) the Officer's Certificate required by Section 8.1; and

                          (iii)   the Employment Agreements required by Section
                 8.4;

                          (iv)    the Lease (executed by AmeriPath Ohio);

                          (v) such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

         10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                 (a) by mutual consent of the Purchaser, the Sellers and Richfield;

                 (b) by the Purchaser or both of the Sellers if this Agreement is not consummated on or before October 4, 1996; provided, however, that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this
         Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

                 (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in Article VII hereof shall not have been satisfied or if Richfield or the Sellers are otherwise in default under this Agreement.

         10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                 (b) all information received by any party hereto with respect to the business of any other party or Richfield (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                 (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; provided, however, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.

                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                          (1) with respect to the representations and warranties in Sections 2.16 (tax matters), 2.18 (ERISA matters), 2.20 (environmental matters) and 2.30 (health care regulatory matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                          (2) with respect to the representations and warranties in Sections 2.3 (capitalization), 2.4 (title to the Richfield Shares) and 2.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                          (3) with respect to all other representations and warranties, the date upon which AmeriPath receives from its outside auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 1998 (the "1998 Audit Date"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1998 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         11.2 Indemnification by the Sellers. Subject to this Article XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by each Seller, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense

(including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                 (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Sellers or Richfield under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Sellers or Richfield hereunder;

                 (b) Any and all known liabilities of Richfield of any nature whether accrued, absolute, contingent or otherwise, existing at the Closing Date to the extent not reflected and reserved against in the statement of assets and liabilities for the year ended December 31, 1995 included in the Financial Statements or not otherwise adequately disclosed in this Agreement or the schedules or exhibits thereto, including, without limitation:

                          (i) All Tax liabilities of Richfield, together with any interest or penalties thereon or related thereto, through the Closing Date and any Tax liability of Richfield arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of Richfield payable as a result of an audit of any tax return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable;

                          (ii) All environmental liabilities relating to any of Richfield's properties, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, through the Closing Date, but excluding any amount for which there is an adequate accrual and reserve on the statement of assets and liabilities for the year ended December 31, 1995 included in the Financial Statements;

                          (iii) All claims by Medicare, Medicaid, or any other third party payor relating to reimbursement for services provided by Richfield prior to the Closing Date ("Reimbursement Claims"). Indemnification by each Seller for Reimbursement Claims shall include all costs incurred by Purchaser for such claims, including, but not limited to, applicable investigative and audit expenses, attorneys fees, reimbursement costs, and any fines and penalties levied against Richfield; and

                 (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

                 (d) All other Claims of the Purchaser shall be resolved in accordance with Section 11.4.

         11.3 Indemnification by the Purchaser. Subject to this Article XI, each Seller and her or his heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

         11.4 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "indemnitor") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XI, would not be fully indemnified hereunder; or
(iii) may have an adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this Article XI.

                 Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

                 An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this Section 11.4 from employing, counsel in the defense of such action or Claim, or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by Richfield, the Purchaser and each Seller.

         12.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3    Certain Definitions.

                 "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                 "Authority" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                 "Claim" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                 "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                 "Environmental Law" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                 "Environmental Permit" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Corporation's business.

                 "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                 "Health Care Laws" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a health maintenance organization, pharmacy, home health agency or other aspect of a Corporation's business subject to such Health Care Laws, including but not limited to Chapter 400, Florida

         Statutes, governing home health agencies; The Health Maintenance Organization Act; the Ohio Pharmacy Act; the Ohio Drug and Cosmetic Act; the Ohio Comprehensive Drug Abuse Prevention and Control Act; the Patient Self-Referral Act; the Employee Health Care Access Act; 21 U.S.C. Section 301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. Section 821 et seq., the Federal Drug Abuse Act; Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. Section 1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109 Section 306 of the Clean Air Act; 42 U.S.C. Section 1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. Section 1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR
         Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. Section 2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. Section 7940; Title IX of the Education Amendments of 1972, 20 U.S.C. Section 1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. Section 6101 et seq., Section 654 of OBRA '81; 42 U.S.C.
         Section 9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

                 "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                 "Material Adverse Change" means any development or change which has, had or would have a Material Adverse Effect.

                 "Material Adverse Effect" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of Richfield's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                 "Order" means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                 "Person" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                 "Proprietary Rights" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                 "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                 "Subsidiary" means any Person which the Purchaser or Richfield, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

                 (a)      If to the Sellers or Richfield, to:

                          David R. Barron, M.D., Inc.
                          9670 Kenwood Road
                          Cincinnati, OH  45242
                          Attn:  David R. Barron, M.D., President

                          with a copy to:

                          Schwartz, Manes & Ruby
                          2900 Carew Tower
                          441 Vine Street
                          Cincinnati, Ohio 45202-3090
                          Attn:  Dennis L. Manes, Esq.

                          or to such other person or address as each Seller or Richfield shall furnish by notice to the Purchaser in writing.

                 (b)      If to the Purchaser to:

                          AmeriPath, Inc.
                          800 Cypress Creek Road, Suite 200
                          Fort Lauderdale, Florida  33334
                          Attn:  James C. New, President

                          with a copy to:

                          Greenberg, Traurig, Hoffman,
                             Lipoff, Rosen & Quentel, P.A.
                          515 E. Las Olas Boulevard, Suite 1500
                          Fort Lauderdale, Florida  33301
                          Attn:  Daniel H. Aronson, Esq.

                          or to such other person or address as the Purchaser shall furnish by notice to Seller in writing.

         12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of the Sellers.

         12.6 Governing Law. The Agreement shall be governed by the laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.7 Consent to Jurisdiction; Service of Process. Richfield and each Seller hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.8 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 Headings. The article, section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).


         12.11 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.12 Delays or Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this

Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or estoppel with respect to, any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions, obligations, covenants, agreements or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.13 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.14 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         12.15 Arbitration. Other than a dispute over the Operating Earnings or Cumulative Operating Earnings (which dispute will be governed and handled in accordance with the provisions of Section 1.2(b)(ii)), any controversy, dispute, disagreement or claim arising out of or relating to this Agreement, or any alleged breach hereof, or the subject matter hereof, shall be resolved exclusively by binding arbitration, which shall be conducted in Dade or Broward County, Florida in accordance with the National Health Lawyer's Association, Alternative Dispute Resolution Service, Rules of Procedure for Arbitration, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter.

         12.16 Attorneys' Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred at the trial court and all appellate levels.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.


                                 PURCHASER:

                                 AMERIPATH, INC.,


                                 By: /s/ Robert P. Wynn
                                    ------------------------------------------
                                      Robert P. Wynn, Chief Financial Officer


                                 SELLERS:


                                  /s/ David R. Barron
                                 ---------------------------------------------
                                 DAVID R. BARRON, M.D.


                                  /s/ Ruth S. Kleier
                                 ---------------------------------------------
                                 RUTH S. KLEIER, M.D.



                                 DAVID R. BARRON, M.D., INC.


                                 By: /s/ David R. Barron
                                    ------------------------------------------
                                       David R. Barron, M.D., President




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